Exhibit 15.1

Unaudited Condensed Combined Pro Forma Financial Statements of PubCo

Defined terms included below shall have the same meaning as terms defined and included elsewhere in this annual report on Form 20-F and, if not defined in the Form 20-F, in the proxy statement and prospectus on form F-4 (Reg. No. 333-273102), as amended, initially filed with the SEC on August 19, 2024 (the “Proxy Statement/Prospectus”).

Introduction

The following unaudited pro forma condensed combined financial information presents the combination of the financial information of Real Messenger Corporation (“Real Messenger”) and Nova Vision Acquisition Corp. (“Nova”), adjusted to give effect to the Business Combination. The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes.

The unaudited pro forma combined balance sheet as of March 31, 2024 gives pro forma effect to the Transactions as if they had been consummated as of that date. The unaudited pro forma combined statements of operations for the year ended March 31, 2024, give pro forma effect to the Transactions as if they had occurred as of the beginning of the earliest period presented. The pro forma financial information is presented based on Nova’s financial statements as of and for the period ended June 30, 2024. As the business combination is treated as a reverse merger, Real Messenger has been determined to be the “acquiror” with its financial statements for the fiscal year ended March 31, 2024. See “Accounting for the Transactions.”

This information should be read together with Real Messenger’s and Nova’s historical financial statements and related notes, “Real Messenger’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Nova’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information in the Proxy Statement/Prospectus.

The unaudited pro forma combined balance sheet as of March 31, 2024 has been prepared using the following:

●	Real Messenger’s audited balance sheet as of March 31, 2024, as included elsewhere in this Report, and

●	Nova’s unaudited consolidated balance sheet as of June 30, 2024, as included elsewhere in this Report

The unaudited pro forma combined statements of operations for the year ended March 31, 2024 have been prepared using the following:

●	Real Messenger’s audited statements of operations and comprehensive income for the year ended March 31, 2024, as included elsewhere in this Report, and

●	Nova’s unaudited consolidated statements of operations for the six months ended June 30, 2024 and 2023 and for the year ended December 31, 2023.

Description of the Transactions

On March 27, 2023, Nova Vision Acquisition Corp., an British Virgin Islands exempted company (“Nova” or the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Real Messenger Holdings Limited, a business company incorporated in the Cayman Islands (the “Real Messenger”, or the “Company”), Real Messenger Corporation, an exempted company incorporated with limited liability in the Cayman Islands, (“PubCo”), RM2 Limited and an exempted company incorporated with limited liability in the Cayman Islands and a wholly-owned subsidiary of PubCo (“Merger Sub”).

Pursuant to the Merger Agreement, (a) on November 19, 2024, the Company merged with and into Merger Sub (the “Reincorporation Merger”), with Merger Sub surviving the Reincorporation Merger as a wholly-owned subsidiary of PubCo and the outstanding Company Securities being converted into the right to receive PubCo Securities; (b) on November 19, 2024, the Closing Date and immediately following the Reincorporation Merger, and as part of the same overall transaction as the Reincorporation Merger, Merger Sub merged with and into the Real Messenger (the “Acquisition Merger”, and together with the Reincorporation Merger, the “Mergers”), with the Merger Sub surviving the Acquisition Merger as a wholly-owned subsidiary of PubCo and the outstanding Purchaser Securities being converted into the right to receive PubCo Securities.

Under the Business Combination Agreement, as amended, the Aggregate Merger Consideration Amount paid to the shareholders of Real Messenger was (a) form of 6,400,000 newly issued PubCo Ordinary Shares (as defined below) valued at $10.00 per share, which is comprised of (A) 5,950,000 PubCo Ordinary Shares (the “Closing Payment Shares”) which shall be issued at the Closing and (B) 450,000 PubCo Ordinary Shares (the “Holdback Shares”, together with the Closing Payment Shares, the “Merger Consideration Shares”) which shall be issued at the Closing and are subject to surrender and forfeiture for indemnification obligations under the Merger Agreement.

The following summarizes the unaudited pro forma the Ordinary Shares outstanding upon the Closing:

	Shares outstanding
	Ownership in shares	Ownership %
Nova ordinary shareholders held by public shareholders (1)	584,919	6.28%
Nova ordinary shareholders held by Founders	1,248,250	13.39%
Nova ordinary shareholders held by Underwriters	50,500	0.54%
Shares issued to Private Placement investors(2)	500,000	5.36%
Shares issued to Convertible Promissory Notes Holders (3)	537,629	5.77%
Shares issued to Real Messenger shareholders in Business Combination	6,400,000	68.66%
Total PubCo Ordinary Shares Outstanding	9,321,298	100.00%

1	9,919 Nova shares held by public shareholders were left.

2	On November 19, 2024, in connection with the consummation of the Business Combination, 2023 Private Placement Investors will receive additional 500,000 PubCo Ordinary Shares transferred from Sponsor.

3	On November 19, 2024, in connection with the consummation of the Business Combination, all the received funds of $4,887,540 from the issuance of Convertible Promissory Notes from issuance date to closing date of the Business Combination (“Conversion Amount”) were automatically converted into 537,629 (including rights shares) PubCo Ordinary Shares Convertible Promissory Notes Holders.

Accounting for the Transactions

The Transactions will be accounted for as a reverse merger in accordance with U.S. GAAP. Under this method of accounting, Nova will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on Real Messenger shareholders expecting to have a majority of the voting power of the combined company, Real Messenger comprising the ongoing operations of the combined entity, Real Messenger comprising a majority of the governing body of the combined company, and Real Messenger’s senior management comprising the senior management of the combined company. Accordingly, for accounting purposes, the Transactions will be treated as the equivalent of Real Messenger issuing share for the net assets of Nova, accompanied by a recapitalization. The net assets of Real Messenger will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Transactions will be those of Real Messenger.

Basis of Pro Forma Presentation

The historical financial information has been adjusted to give pro forma effect to events that depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present other transaction effects that have occurred or reasonably expected to occur (“Management’s Adjustments”). The unaudited pro forma condensed combined financial statements were prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, SEC Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Business.” Management elected not to present any Management’s Adjustments.

The unaudited pro forma combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience. Nova and Real Messenger have not had any historical relationship prior to the Transactions. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

There is no historical activity with respect to PubCo and Merger Sub accordingly, no adjustments were required with respect to these entities in the pro forma combined financial statements.

Included in the shares outstanding and weighted average shares outstanding as presented in the pro forma combined financial statements are 9,317,085 Ordinary Shares of PubCo issued to the Sellers, such amount calculated using the Real Messenger Merger Shares, times Real Messenger Exchange Ratio. Real Messenger Merger Shares means a number of PubCo Ordinary Shares equal to the quotient determined by dividing (i) the Aggregate Merger Consideration Amount by (ii) Per Share Price. Per Share Price means the Redemption Price, which shall be no less than the par value of Purchaser Ordinary Shares. Real Messenger Exchange Ratio represents the quotient obtained by dividing (i) the Company Merger Shares as of the Reincorporation Merger Effective Time divided by (ii) the aggregate number of, without duplication, Company Ordinary Shares that are (i) issued and outstanding, and (ii) issuable directly or indirectly upon, or subject to, the conversion, exercise or settlement of any Company Preferred Shares and Company Convertible Securities.

Upon the completion of the Business Combination, after considering the actual redemption of 200,133 shares in November 2024 (prior to giving effect to any warrant exercises and assuming automatic conversion of rights into ordinary shares), Public Shareholders, the Sponsor and other Initial Shareholders, Underwriters, Private Placement Investors, Convertible Promissory Notes Holders and the Sellers would own approximately 6.28%, 13.39%, 0.54%, 5.36%, 5.77% and 68.66% of the outstanding shares of PubCo, respectively, such percentages calculated assuming that the Sellers and their affiliates receive approximately 9,321,298 Ordinary Shares of PubCo, derived from the shares outstanding and weighted average shares outstanding as presented in the pro forma combined financial statements (after rounding adjustment).

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UNAUDITED PRO FORMA COMBINED BALANCE SHEET

AS OF MARCH 31, 2024

			Actual Redemption
	(A) Nova	(B) Real Messenger	Pro Forma Adjustments		Pro Forma Balance Sheet
ASSETS
Current assets:
Cash and cash equivalents	$16,718	$597,160	$ 126,123	(3)	$8,261,658
			(33,319	)(5)
			(225,000	)(7)
			(821,842	)(6)
			7,000,000	(9)
			1,500,000	(4)
			220,000	(4)
			(118,182	)(11)
Deferred offering cost	-	376,081	(376,081	)(6)	-
Prepaid expenses and other current assets	2,198	649,080	-		651,278
Total Current Assets	18,916	1,622,321	7,271,699		8,912,936

Non-current assets:
Investment held in Trust Account	18,720,990	-	223,581	(1)	-
			(18,818,448	)(2)
			(126,123	)(3)
Property and equipment, net	-	45,670	-		45,670
Total Non-current Assets	18,720,990	45,670	(18,720,990)		45,670
Total Assets	$18,739,906	$1,667,991	$(11,449,291)		$8,958,606

LIABILITIES
Current liabilities:
Working capital loan payable, related party	$753,750	$-	$1,720,000	(4)	-
		-	(2,473,750	)(5)
Extension loan payable, related party	2,017,669	-	94,970	(1)	-
			(2,112,639	)(5)
Amounts due to related parties	301,151	87,456	(301,151	)(5)	87,456
Accrued expenses and other current liabilities	33,319	214,746	(33,319	)(5)	214,746
Total Current Liabilities	3,105,889	302,202	(3,105,889)		302,202

Non-current liabilities:
Deferred Underwriting Compensation	750,000	-	(750,000	)(7)	-
Convertible promissory notes	-	5,000,000	7,000,000	(9)	-
			(12,000,000	)(8)
Amounts due to related parties	-	17,333	(17,333	)(11)	-
Accrued expenses and other current liabilities	-	5,095	(5,095	)(11)	-
Total Non-current Liabilities	750,000	5,022,428	(5,772,428)		-
Total Liabilities	3,855,889	5,324,630	(8,878,317)		302,202

Commitments and Contingencies

Ordinary shares subject to possible redemption, 1,550,297 shares issued and outstanding at redemption value as of June 30, 2024	18,720,990	-	97,458	(7)	-
			(18,818,448	)(2)

SHAREHOLDERS’ EQUITY
Ordinary shares, $0.0001 par value; 500,000,000 shares authorized; 1,768,000 shares issued and outstanding (excluding 1,550,297 shares subject to redemption as of June 30, 2024)	177	-	(177	)(8)	-
Shares in escrow	-	-	45	(8)	45
Class A Ordinary Share (par value $0.0001 per share, 496,000,000 shares authorized; 1,000,000 shares issued and outstanding as of March 31, 2024	-	100	(100	)(8)	482
			54	(5)
			188	(8)
			190	(8)
			50	(10)
Class B Ordinary Share (par value $0.0001 per share, 4,000,000 shares authorized; 4,000,000 shares issued and outstanding of March 31, 2024	-	400	(400	)(8)	405
			405	(8)
Additional paid in capital	-	13,038,627	428,031	(7)	25,583,381
			4,887,486	(5)
			12,000,000	(8)
			(3,837,790	)(8)
			(556,842	)(6)
			(376,081	)(6)
			(50	)(10)
Accumulated deficit	(3,837,150)	(16,746,217)	3,837,150	(8)	(16,978,360)
			(265,000	)(6)
			(95,754	)(11)
			128,611	(1)
Accumulated other comprehensive income	-	50,451	-		50,451
Total Shareholders’ (Deficit)/Equity	(3,836,973)	(3,656,639)	16,150,016		8,656,404
Total Liabilities, Temporary Equity and Shareholders’ (Deficit)/Equity	$18,739,906	$1,667,991	$(11,449,291)		$8,958,606

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Unaudited Pro Forma Combined Balance Sheet Adjustments

The pro forma adjustment to the unaudited combined pro forma balance sheet consists of the following:

(A)	Derived from the unaudited consolidated balance sheet of NOVA as of June 30, 2024.

(B)	Derived from the audited balance sheet of Real Messenger as of March 31, 2024.

(1)	Reflects the addition of cash held in the Trust Account from June 30, 2024 through the redemption date.

(2)

Reflects an aggregate redemption payment of $16.3 million made from the Trust Account for a pre-combination redemption of 1,340,245 NOVA ordinary shares for a redemption price of $12.17 per share on August 6, 2024.

Reflects the actual shares redeemed. Upon closing of the Business Combination, an aggregate redemption payment of $2.5 million made from the Trust Account for a pre-combination redemption of 200,133 NOVA ordinary shares for a redemption price of $12.53 per share

(3)	Reflects the release of cash from cash and investment held in the Trust Account.

(4)

Reflects the issuance of promissory notes of $1,500,000 by the Sponsor to settle transaction fee upon the completion of the Business Combination.

Reflects the issuance of promissory notes of $85,000, $58,000, $60,000, $20,000 and $32,000 by the Sponsor to support NOVA’s working capital in July 2024, August 2024, August 2024, October 2024 and November 2024, respectively.

(5)

Reflects the cash settlement of accrued expense.

Reflects issuance of 537,629 NOVA ordinary shares including converted rights shares at $10 per share to pay off the outstanding balance of related party balances, notes payable and promissory notes, an aggregate of $4,887,540. Upon the closing of the Business Combination, NOVA is obligated to pay these balances off, pursuant to the Business Combination Agreement and the note holders have chosen to convert their notes rather than cash settle the debt.

(6)

Reflects settlement of $0.8 million of deferred offering costs incurred upon the completion of Business Combination and $556,842 to record as a reduction in additional paid in capital

Reflects an adjustment $0.4 million to reduce deferred offering costs, which was already reflected on Real Messenger’s historical financial statement. As part of the Business Combination, the $0.4 million was determined to be deferred offering costs and offset to additional-paid-in capital.

(7)

reflects the actual redemption of 1,340,245 NOVA ordinary shares on August 6, 2024 and 200,133 ordinary shares on November 19, 2024, for an aggregate redemption payment of $16.3 million and $2.5 million, respectively. All NOVA ordinary shares previously subject to possible redemption amounting to $0.1 million would be transferred to additional paid-in capital.

Reflects the settlement of $750,000 of deferred underwriting commission incurred during the NOVA IPO due upon completion of the business combination, or $0.53 million of discount and charged to the additional paid-in capital.

(8)	Reflects (i) recapitalization of Real Messenger through issuance of Nova shares and eliminate Nova historical accumulated deficits; (ii) the contribution of all the share capital in Real Messenger to Nova. The total number of PubCo Ordinary Shares issued and outstanding upon completion of the Business Combination was 9,317,085, at the par value of $0.0001 per share, with total par value of all outstanding shares amounting to $931, after the redemption of 200,133 shares and including $12,000,000 convertible notes from Private Placement converter into 1,900,000 PubCo Ordinary Shares).

(9)	Reflects the gross proceeds of $7,000,000 convertible notes from the Private Placement.

(10)	Reflects the 500,000 additional PubCo Ordinary Shares to the Private Placement Investors upon the Closing of the Business Combination in connection with the Private Placement.

(11)	Reflects the settlement of $118,182 interest expense of 5,000,000 convertible notes from the 2023 Private Placement, which was paid in cash.

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UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED MARCH 31, 2024

			Actual Redemption
	(A)	(B)	Pro Forma		Pro Forma Income
	Nova	Real Messenger	Adjustments		Statement
Revenues	$-	$-	$-		$-
Selling expenses	-	(1,771,614)	-		(1,771,619)
General and administrative expenses	(845,715)	(1,657,879)	120,000	(3)	(2,648,606)
			(265,000	)(4)
Research and development expenses	-	(1,459,828)	-		(1,459,811)
Total operating (loss)/income	(845,715)	(4,889,321)	(145,000)		(5,880,036)

Other income (expense):
Dividend income earned in investments held in Trust Account	936,223	-	128,611	(1)	-
			(1,064,834	)(2)
Foreign exchange difference, net	(31)	-	-		(31)
Interest expense	-	(22,428)	(95,754	)(5)	(118,182)
Interest income	10	12,743	(12,753	)(2)	-
Total other income/(expense), net	936,202	(9,685)	(1,044,730)		(118,213)

Income before provision for income taxes	90,487	(4,899,006)	(1,189,730)		(5,998,249)
Income tax expense	-	-	-		-
Net income/(loss)	$90,487	$(4,899,006)	$(1,189,730)		$(5,998,249)

Net change in foreign currency translation adjustment	-	1,111	-		-
Total comprehensive income/(loss)	90,487	(4,897,895)	(1,189,730)		(5,998,249)

Weighted average shares outstanding of ordinary shares	-	4,000,000	9,321,298		9,321,298
Weighted average shares outstanding of redeemable ordinary shares	1,550,297	-	-		-
Basic and diluted net income/(loss) per ordinary share	$0.05	(1.22)	-		$(0.64)
Weighted average shares outstanding of non-redeemable ordinary shares	1,768,000	-	-		-
Basic and diluted net income per ordinary share	$0.05	-	-		-

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Notes and adjustment to Unaudited Pro Forma Condensed Combined Statement of Income

The notes and pro forma adjustments to the unaudited condensed combined pro forma statements of operations consist of the following:

A.	Derived from NOVA’s unaudited consolidated statement of operations for the six months ended June 30, 2024 and 2023, and audited consolidated statement of operations for the year ended December 31, 2023.

B.	Derived from Real Messenger’s audited consolidated statement of operations for the year ended March 31, 2024.

(1)	Represents the addition of interest income earned in the Trust Account from June 30, 2024 through the redemption date.

(2)	Represents an adjustment to eliminate interest income related to cash and investment held in Trust Account.

(3)	Represents an adjustment to eliminate a monthly administrative service fee of $10,000 payable to Nova Pulsar Holdings Limited commencing from July 1, 2022, which will be terminated upon completion of the Business Combination or the liquidation of the trust account to public shareholders.

(4)	Represents an adjustment to record the transaction cost of $265,000.

(5)	Represents the interest expense of 7,000,000 convertible notes from Private Placement, which is paid in cash.

Net Income Per Share

The weighted average shares outstanding and net income per share information give pro forma effect to Business Combination and the other transactions contemplated by the Business Combination Agreement as if they had occurred on April 1, 2023.

The unaudited pro forma condensed combined basic and diluted earnings per share calculations are based on the sum of the Nova post-combination weighted average number of redeemable shares outstanding of 1,550,297 and non-redeemable shares outstanding of 1,768,000 under both scenarios for the year ended March 31, 2024 adjusted by (a) 6,400,000 merger consideration shares estimated, derived from the shares outstanding and weighted average shares outstanding as presented in the pro forma combined financial statements (after rounding adjustment), to be issued in connection with the Business Combination; (b) 500,000 shares issued to the Private Placement investors; (c) 533,416 shares issued to the holders of Convertible Promissory Notes issued by Nova; (d) Underwriter representative shares; (e) actual redemption of 200,133 shares.

No adjustment was made to the pro forma basic earnings per share amounts presented for the year ended March 31, 2024, the effects of outstanding warrants were not considered in the calculation of diluted earnings per share, since the inclusion of such warrants and options would be anti-dilutive.

For the Year Ended
March 31, 2024
Pro forma net loss	(5,998,249)
Weighted average shares outstanding—basic and diluted	9,321,298
Net loss per share—basic and diluted	(0.64)
Weighted average shares outstanding—basic and diluted:
Nova ordinary shareholders held by public shareholders	584,919
Nova ordinary shareholders held by Founders	1,248,250
Underwriter representative shares	50,500
Shares issued to Private Investors as private placement upon successful Business Combination	500,000
Shares issued to Sponsor as the converted shares upon successful Business Combination	537,629
Shares issued to Real Messenger shareholders in Business Combination	6,400,000
Total weighted average shares outstanding	9,321,298

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